Exhibit 23.12

CONSENT OF QUALIFIED PERSON

Metallurgy Concept Solutions LLC hereby consents to the incorporation by reference of Sections 10.3, 14.1.3, 14.2.3, 14.3.3, and 14.4.3 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) in this Registration Statement on Form S-8 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Metallurgy Concept Solutions LLC also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Metallurgy Concept Solutions LLC also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Metallurgy Concept Solutions LLC certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 1st day of October 2025 at 306 S. Main Street., Union, Oregon, United States 97883.

/s/ Sylvain Harton
Sylvain Harton, P. Eng. Senior Metallurgist Engineer Metallurgy Concept Solutions LLC